EXHIBIT 5.1

[DLA Piper Rudnick Gray Cary US LLP Logo]

September 14, 2005

Eschelon Telecom, Inc.

730 Second Avenue South, Suite 900

Minneapolis, MN  55402

Ladies and Gentlemen:

We have acted as counsel to Eschelon Telecom, Inc., a Delaware corporation (the ”Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”).  The Registration Statement registers 1,632,414 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company, issuable pursuant to the exercise of stock options and other awards previously made or available to be made in the future under the Eschelon Telecom, Inc. 2002 Stock Incentive Plan (the “Plan”).

We have examined copies of the Company’s Certificate of Incorporation, Bylaws, the Plan, the corporate action taken by the Company that provides for the issuance or delivery of the Plan Shares to be issued or delivered under the Plans, and such other materials and matters as we have deemed necessary for the issuance of this opinion.  In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.  As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Company and others.

Based on the foregoing, it is our opinion that the Shares have been duly authorized, and upon the issuance and delivery of the Shares in the manner contemplated by the plans, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the plans, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

Our opinion set forth above is subject to the following general qualifications and assumptions:

(1)  The foregoing opinion is rendered as of the date hereof.  We assume no obligation to update or supplement this opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

(2)  We have made no investigation as to, and we express no opinion concerning, any laws other than the laws of the State of Delaware.

(3)  We express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of Delaware or any other jurisdiction.

(4)  We assume that the issuance of the Shares, together with any other outstanding shares of Common Stock, will not cause the Company to issue shares of Common Stock in excess of the number of such shares authorized by the Company’s Certificate of Incorporation.

(5)  This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ DLA Piper Rudnick Gray Cary US LLP